Exhibit 99.1

NEWS RELEASE
	Contacts:	James E. Braun, CFO Newpark Resources, Inc. 281-362-6800
FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner Dennard Rupp Gray & Easterly, LLC ksdennard@drg-e.com 713-529-6600
NEWPARK RESOURCES REPORTS THIRD QUARTER 2009 RESULTS
Revenues and net income improve sequentially from second quarter 2009
THE WOODLANDS, TX — October 29, 2009 — Newpark Resources, Inc. (NYSE: NR) today announced results for its third quarter ended September 30, 2009. Total revenues were $118.2 million for the third quarter of 2009 compared to $109.6 million for the second quarter of 2009 and $226.2 million for the third quarter of 2008. The Company reported net income of $0.2 million, break-even on a per share basis, for the third quarter of 2009 compared to a net loss of $8.8 million, or $0.10 per share, in the second quarter of 2009 and net income of $10.4 million, or $0.12 per diluted share, for the third quarter of 2008.
Operating results in the third quarter of 2009 included $2.3 million of other income ($1.5 million after-tax) in the Environmental Services segment, reflecting proceeds from the settlement of business interruption insurance claims related to hurricanes and storms in 2008. Operating results in the second quarter of 2009 included $4.8 million of pre-tax charges ($3.1 million after-tax) related to employee termination and related costs associated with North American workforce reductions, the non-renewal of barge leases and asset write-downs.
Paul Howes, President and Chief Executive Officer of Newpark, stated, “Our third quarter revenues and net income improved nicely from the second quarter of this year. After sharp declines earlier in the year, we have seen U.S. drilling activity stabilize and improve during the third quarter. As a result of these improving market conditions and our cost cutting programs executed earlier this year, our Fluids Systems and Engineering segment returned to profitability in the third quarter. In addition, the Mats and Integrated Services segment generated improved operating results, while our Environmental Services segment continued to perform well.

“We remain focused on aggressively managing costs and reducing our debt levels as our total debt was reduced by an additional $10 million during the quarter,” added Howes. “Meanwhile, we continued to be encouraged by our international businesses as Brazil activity continues to ramp-up and our Mediterranean operations remain stable.”
SEGMENT RESULTS
The Fluids Systems and Engineering segment generated revenues of $99.4 million in the third quarter of 2009 compared to $89.6 million in the second quarter of 2009 and $189.0 million in the third quarter of 2008. Segment operating income was $2.5 million in the third quarter of 2009 compared to an operating loss of $1.7 million in the second quarter of 2009 and operating income of $25.6 million in the third quarter of 2008. North American revenues increased 8% from the second quarter of 2009 primarily due to higher drilling activity, market share gains and a seasonal rebound in Canada, while international revenues increased 16%, primarily due to the ramp-up of activity in Brazil. Compared to the third quarter of 2008, North American revenues decreased 60%, while international revenues increased 3%.
The Mats and Integrated Services segment generated revenues of $7.6 million in the third quarter of 2009 compared to $8.6 million in the second quarter of 2009 and $22.6 million in the third quarter of 2008. Segment operating loss was $0.9 million in the third quarter of 2009 compared to an operating loss of $4.8 million in the second quarter of 2009 and an operating profit of $1.1 million in the third quarter of 2008. Revenues were down 12% from the second quarter of 2009, as declines in mat sales were partially offset by an increase in well site construction activities. Compared to the third quarter of 2008, revenues were down 66%.
The Environmental Services segment generated revenues of $11.2 million in the third quarter of 2009 compared to $11.3 million in the second quarter of 2009 and $14.6 million in the third quarter of 2008. Segment operating income was $4.1 million in the third quarter of 2009, including $2.3 million of other income associated with the settlement of business interruption insurance claims, compared to operating income of $1.4 million in the second quarter of 2009 and $1.9 million in the third quarter of 2008. Compared to the third quarter of 2008, revenues were down 23%.
Corporate office expenses were $3.5 million in the third quarter of 2009, compared to $4.8 million in the second quarter of 2009 and $10.4 million in the third quarter of 2008. Compared to both prior periods, the decrease in expenses is attributable to lower legal and related expenses, along with lower personnel and related costs following the 2009 cost cutting programs. The third quarter of

2008 also included $3.5 million of legal and selling costs associated with the abandoned sale of the Environmental Services business.
CONFERENCE CALL
In conjunction with this release, Newpark has scheduled a conference call, which will be broadcast live over the Internet, on Friday, October 30, 2009 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (480) 629-9770 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through November 6, 2009 and may be accessed by dialing (303) 590-3030 and using pass code 4160781#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2008, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the instability and effect of the credit and capital markets on the economy in general and the oil and gas industry in particular; the access to the credit markets by both Newpark and Newpark’s customers; the outlook for drilling activity in North America and the rest of the world; compliance with our debt covenants; the investigation of certain accounting matters by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products and services. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
(Unaudited)	September 30,		September 30,	September 30,	September 30,
(In thousands, except per share data)	2009	June 30, 2009	2008	2009	2008

Revenues	$118,208	$109,599	$226,184	$354,745	$631,417

Cost of revenues	103,985	103,906	184,401	332,442	514,695

Selling, general and administrative expenses	14,676	15,652	23,849	45,519	60,194
Other (income) expense, net	(2,691)	(37)	(305)	(2,753)	(342)

Operating income (loss)	2,238	(9,922)	18,239	(20,463)	56,870

Foreign currency exchange (gain) loss	(1,011)	(590)	36	(1,572)	133
Interest expense, net	3,361	1,600	2,499	6,611	8,375

(Loss) income from continuing operations before income taxes	(112)	(10,932)	15,704	(25,502)	48,362
Provision for income taxes	(314)	(2,145)	5,115	(4,913)	16,291

Income (loss) from continuing operations	202	(8,787)	10,589	(20,589)	32,071
Loss from discontinued operations, net of tax	—	—	(171)	—	(300)

Net income (loss)	$202	$(8,787)	$10,418	$(20,589)	$31,771

Basic weighted average common shares outstanding	88,544	88,514	88,682	88,469	89,227
Diluted weighted average common shares outstanding	88,655	88,514	89,109	88,469	89,569

Income (loss) per common share — basic:
Income (loss) from continuing operations	$—	$(0.10)	$0.12	$(0.23)	$0.36
Loss from discontinued operations	—	—	—	—	—

Net income (loss) per common share	$—	$(0.10)	$0.12	$(0.23)	$0.36

Income (loss) per common share — diluted:
Income (loss) from continuing operations	$—	$(0.10)	$0.12	$(0.23)	$0.36
Loss from discontinued operations	—	—	—	—	(0.01)

Net income (loss) per common share	$—	$(0.10)	$0.12	$(0.23)	$0.35

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)	Three Months Ended
(In thousands)	September 30, 2009	June 30, 2009	September 30, 2008

Revenues
Fluids systems and engineering	$99,421	$89,642	$188,975
Mats and integrated services	7,578	8,638	22,593
Environmental services	11,209	11,319	14,616

Total revenues	$118,208	$109,599	$226,184

Operating income (loss)
Fluids systems and engineering	$2,541	$(1,722)	$25,601
Mats and integrated services	(879)	(4,774)	1,131
Environmental services	4,070 (1)	1,385	1,874
Corporate office	(3,494)	(4,811)	(10,367)

Total operating income (loss)	$2,238	$(9,922)	$18,239

Segment operating margin
Fluids systems and engineering	2.6%	(1.9%)	13.5%
Mats and integrated services	(11.6%)	(55.3%)	5.0%
Environmental services	36.3%	12.2%	12.8%

(1)	Includes $2.3 million of income reflecting proceeds from the settlement of business interruption insurance claims.

Newpark Resources, Inc.
Consolidated Balance Sheets

	September 30,	December 31,
(In thousands, except share data)	2009	2008
	(Unaudited)

ASSETS
Cash and cash equivalents	$6,299	$8,252
Receivables, net	108,287	211,366
Inventories	123,299	149,304
Deferred tax asset	8,887	22,809
Prepaid expenses and other current assets	10,365	11,062

Total current assets	257,137	402,793

Property, plant and equipment, net	228,875	226,627
Goodwill	62,186	60,268
Deferred tax asset, net	7,126	707
Other intangible assets, net	16,995	18,940
Other assets	5,493	4,344

Total assets	$577,812	$713,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$8,437	$11,302
Current maturities of long-term debt	10,593	10,391
Accounts payable	45,412	89,018
Accrued liabilities	25,984	38,946

Total current liabilities	90,426	149,657

Long-term debt, less current portion	115,885	166,461
Deferred tax liability	715	15,979
Other noncurrent liabilities	3,507	3,700

Total liabilities	210,533	335,797

Common stock, $0.01 par value, 100,000,000 shares authorized 91,659,870 and 91,139,966 shares issued, respectively	917	911
Paid-in capital	459,331	457,012
Accumulated other comprehensive income	9,065	1,296
Retained deficit	(86,676)	(66,087)
Treasury stock, at cost; 2,710,133 and 2,646,409 shares, respectively	(15,358)	(15,250)

Total stockholders’ equity	367,279	377,882

Total liabilities and stockholders’ equity	$577,812	$713,679

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

	Nine Months Ended
(Unaudited)	September 30,
(In thousands)	2009	2008

Cash flows from operating activities:
Net (loss) income	$(20,589)	$31,771
Adjustments to reconcile net (loss) income to net cash provided by operations:
Net loss from discontinued operations	—	300
Non-cash impairment charges	1,091	—
Depreciation and amortization	20,890	21,784
Stock-based compensation expense	2,262	4,034
Provision for deferred income taxes	(7,718)	12,157
Provision for doubtful accounts	2,357	1,752
Gain on sale of assets	(752)	(345)
Change in assets and liabilities:
Decrease (increase) in receivables	103,397	(50,712)
Decrease (increase) in inventories	28,179	(6,913)
Increase in other assets	(551)	(3,462)
(Decrease) increase in accounts payable	(44,911)	10,270
(Decrease) increase in accrued liabilities and other	(13,890)	14,024

Net operating activities of continuing operations	69,765	34,660
Net operating activities of discontinued operations	—	2,352

Net cash provided by operating activities	69,765	37,012

Cash flows from investing activities:
Capital expenditures	(17,219)	(16,937)
Proceeds from sale of property, plant and equipment	1,255	522

Net cash used in investing activities	(15,964)	(16,415)

Cash flows from financing activities:
Net (payments) borrowings on lines of credit	(54,021)	(1,625)
Principal payments on notes payable and long-term debt	(299)	(2,116)
Proceeds from employee stock plans	104	1,897
Purchase of treasury stock	(212)	(15,093)

Net financing activities of continuing operations	(54,428)	(16,937)
Net financing activities of discontinued operations	—	(63)

Net cash used in financing activities	(54,428)	(17,000)

Effect of exchange rate changes on cash	(1,326)	1,578

Net (decrease) increase in cash and cash equivalents	(1,953)	5,175
Cash and cash equivalents at beginning of period	8,252	5,741

Cash and cash equivalents at end of period	$6,299	$10,916

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